Exhibit 99.(h)(x)

MARKETING SUPPORT SERVICES AGREEMENT

This Agreement is made, as of August 27, 2013 (the “Effective Date”), by and between Center Coast Capital Advisors, LP (the “Advisor”) and HRC Fund Associates, LLC (“HRC”), relating to certain services to be provided by HRC to the Advisor.

WHEREAS, Advisor is the investment adviser to Center Coast MLP & Infrastructure Fund (the “Fund”);

WHEREAS, the Fund will be operated as a closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Fund will make an initial public offering of its common shares of beneficial interest (the “Shares” and the holders of the Shares being referred to herein as the “Shareholders”) in an offering registered under the Securities Act of 1933, as amended (the “1933 Act”) (the “Offering”); and

WHEREAS, the Advisor wishes to retain HRC to provide the services set forth herein under the terms and conditions stated below in connection with the Offering and HRC is willing to provide such services until the closing of the Offering (the “Closing”) for the compensation set forth below;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereby agree as follows:

1.                                                      APPOINTMENT.  The Advisor hereby retains HRC to furnish, and HRC hereby agrees to furnish, the services set forth in Section 2 below with respect to the Fund in connection with the Offering (the “Services”).

2.                                                      SERVICES AND DUTIES OF HRC.  At such times and to the extent that the Advisor may reasonably request, HRC will assist the Advisor by:

(a)                                 Providing the Advisor with access to HRC’s sales force to assist in the marketing of the Shares to potential and committed underwriters, selling group members and other relevant professional financial intermediaries;

(b)                                 Organizing, developing and coordinating investment “roadshows” targeted at key professional financial intermediary branch offices and financial advisors;

(c)                                  Initiating and engaging in communications with professional financial intermediaries. Such services may include, but are not limited to, hosting meetings with financial advisors and other professional financial intermediaries, closed-end fund wholesalers, analysts, service providers and ratings and information organizations that cover closed-end funds; engaging in written and verbal communications with analysts; as authorized and approved by the Advisor; gathering feedback on the Advisor and the Fund from professional financial intermediaries; and acting as a liaison with respect to controlling and organizing access to the Fund’s portfolio manager(s);

(d)                                 Assisting in drafting and editing letters to professional financial intermediaries; distributing mailings to professional financial intermediaries; establishing a calendar for, orchestrating, moderating and scripting update calls with professional financial intermediaries and handling follow up communications related to such calls;

(e)                                  Assisting in the preparation of sales materials and institutional marketing materials for the Fund; and

(f)                                   Providing such other services as the parties may mutually agree from time to time.

HRC acknowledges and agrees that it is not authorized to provide any information or make any representation regarding the Fund or its Shares other than those contained in the Fund’s registration statement (including the prospectus and any statement of additional information) or in sales literature and advertising materials specifically approved in writing by the Fund or the Advisor for use by HRC in connection with the performance of the Services.

3.                                                      REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF HRC.

(a)                                 HRC represents and warrants that it: (i) has obtained all necessary registrations, licenses and approvals in order to perform the Services contemplated by this Agreement; and (ii) is registered as a broker-dealer with the Securities and Exchange Commission (“SEC”) and the Financial Industry Regulatory Authority, Inc. (“FINRA”).  HRC represents, warrants and agrees that it will maintain in effect during the term of this Agreement all registrations, licenses and approvals necessary to perform the Services.

(b)                                 HRC represents, warrants and agrees that it will promptly notify the Advisor: (i) in the event that the SEC, FINRA or any other authority (including any self-regulatory or state authority) has censured HRC’s activities, functions or operations, suspended or revoked any registration, license or approval, or has commenced proceedings or an investigation that may result in any of these actions; or (ii) of any change to HRC that may be reasonably expected to adversely affect its ability to perform the Services.

(c)                                  HRC represents and warrants that: (i) it is a validly existing entity and has full limited liability company power and authority to perform its obligations under this Agreement; (ii) this Agreement has been duly and validly authorized, executed and delivered on its behalf and constitutes its binding and enforceable obligation in accordance with its terms; and (iii) the execution and delivery of this Agreement, the incurrence of the obligations herein set forth and the performance of the Services will not constitute a breach of, or default under, its constituent documents, other instruments to which HRC is a party or by which HRC is bound or affected, or under any order, rule or regulation applicable to it of any court or any governmental body or administrative agency having jurisdiction over it.

(d)                                 HRC represents and warrants that it will act as an independent contractor in providing the Services.

(e)                                  HRC represents and warrants that it will perform, or contract and coordinate with others to perform, the Services: (i) using sound, commercial practices and in a competent and professional manner by personnel who are knowledgeable, qualified and trained in performing each of the Services; and (ii) in accordance with any written direction by the Advisor.  HRC agrees that it will make any contracting or coordinating party aware of the representations, warranties and covenants set forth in Section 3(b) and obtain the party’s agreement to abide by them as if the party were subject to this Agreement.

(f)                                   HRC represents and warrants that it will cooperate with the authorized officers, employees, subcontractors and agents of the Advisor in performing Services as reasonably requested by the Advisor.

(g)                                  HRC represents and warrants that it is not authorized to, and it will not and will cause its affiliates not to, provide any information or make any representation regarding the Fund or the Shares other than: (i) information contained in the Fund’s public statements or filings with the SEC; (ii) marketing materials provided, prepared, or approved, by the Fund or the Advisor; and (iii) any other information approved in writing, in advance, by the Fund or the Advisor for use by HRC in connection with the performance of the Services by HRC.

4.                                                      REPRESENTATIONS AND WARRANTIES OF ADVISOR.

(a)                                 The Advisor represents and warrants that it will promptly notify HRC: (i) in the event that the SEC, FINRA or any other regulatory authority has censured the Advisor’s or the Fund’s activities, functions or operations, suspended or revoked any registration, license or approval, or has commenced proceedings or an investigation that may result in any of these actions (ii) of any change to the Advisor that materially and adversely affects the Advisor’s ability to perform its obligations under this Agreement.

(b)                                 The Advisor represents and warrants that: (i) it is a validly existing entity and has limited partnership power and authority to perform its obligations under this Agreement; (ii) this Agreement has been duly and validly authorized, executed and delivered on its behalf and constitutes its binding and enforceable obligation in accordance with its terms; (iii) the execution and delivery of this Agreement, the incurrence of its obligations herein set forth and the consummation of the transactions contemplated herein, including the payment of HRC’s compensation, will not constitute a breach of, or default under, its constituent documents or under any order, rule or regulation applicable to it of any court or any governmental body or administrative agency having jurisdiction over it; (iv) the Fund has filed or will file a registration statement relating to its Shares under the 1933 Act on Form N-2 and the registration statement, at the time it becomes effective, and the final prospectus and final statement of additional information, as of their date, conformed or will conform in all material respects to the requirements of the 1933 Act, the 1940 Act and the rules thereunder; (v) the Fund is duly qualified to transact business under the laws of each jurisdiction which requires qualification, except where the failure to so qualify or to be in good standing would not result in material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Fund, whether or not arising in the ordinary course of business; (vi) the Advisor is registered as an investment adviser under the Investment Advisers Act of 1940, as amended; (vii) the registration statement, at the it becomes effective, and the final prospectus and final statement of additional information, as of the their date, and any sales materials prepared by or at the direction of the Fund or the Adviser for public use in connection with the Offering (“sales material”) do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; and (viii) the Fund’s sales materials will be filed with FINRA or the SEC as required by the rules and regulations of F1NRA and the SEC, respectively.

5.                                                      COMPENSATION.

(a)                                 In payment for the services to be rendered hereunder, the Advisor, out of its own resources, will pay HRC the amounts specified below in Section 5(c).  The amounts due to HRC will be paid within ten (10) days following receipt by the Advisor of its monthly advisory fee paid to the Advisor by the Fund subject to applicable laws and regulations.  HRC will be entitled to receive its fee for as long as the Advisor serves as investment advisor to the Fund or any successor in interest of the Fund resulting from a reorganization of the Fund.

(b)                                 As used in this Section 5, the following terms shall have the meanings set forth below:

(i)                                     “Advisor’s Net Fee” for any given month shall mean (x) the investment advisory fee received by the Advisor from the Fund, reduced by the application of any waiver of advisory fees or reimbursement of fund expenses by the Advisor and increased by any recovery by the Advisor of fees previously waived or expenses previously reimbursed, less (y) any payment of interest or repayment of principal by the Advisor in such month in connection with any financing that was disclosed to HRC prior to the Effective Date in connection with the payment of structuring fees, sales incentive fees, Reimbursable Expenses as defined in Section 5(e)  or any other form of additional compensation to the underwriters for the Offering.

(ii)                                  “Advisor’s Net Fee Attributable to the Proceeds of the Offering” for any given month shall mean the Advisor’s Net Fee multiplied by a fraction, the numerator of which is the net asset value per Share as of the last business day of such month multiplied by the number of Shares sold in the Offering (including Shares sold pursuant to any exercise of the over-allotment option granted to the underwriters in connection with the Offering)  plus a portion of any Shares issued pursuant to the Fund’s dividend reinvestment plan, determined pro rata at each such issuance based on the number of Shares issued in the Offering (including pursuant to any exercise of the over-allotment option granted to the underwriters in connection with the Offering) and the number of Shares issued in all subsequent offerings of Shares, and the denominator of which is the total assets of the Fund as of the last business day of that month used in determining the advisory fee paid to the Advisor by the Fund for the month.

(iii)                               “Gross Proceeds of the Offering” shall mean the aggregate public offering price of the Shares sold in the Offering (including Shares sold pursuant to any exercise of the over-allotment option granted to the underwriter in connection with the Offering), before taking into account any underwriting fees, offering expenses, sales loads or other such expenses.

(c)                                  The monthly fee payable to HRC shall equal:

(i)                                     if the Gross Proceeds of the Offering are less than $200,000,000.00, an amount equal to fifteen percent (15%) of the Advisor’s Net Fee Attributable to the Proceeds of the Offering;

(ii)                                  if the Gross Proceeds of the Offering sold are $200,000,000.00 or more and less than $400,000,000.00, an amount equal to twenty percent (20%) of the Advisor’s Net Fee Attributable to the Proceeds of the Offering;

(iii)                               if the Gross Proceeds of the Offering are $400,000,000.00 or more, an amount equal to twenty-five percent (25%) of the Advisor’s Net Fee Attributable to the Proceeds of the Offering.

(d)                                 The sum total of the fees paid hereunder shall not exceed the percentage of the aggregate public offering price of the Shares sold in the Offering set forth in the final prospectus for the Offering as applicable to such fees.  The sum total amount of the fees paid hereunder, plus any compensation to or reimbursement of underwriters in connection with the Offering, including the sales load, shall not exceed 9% of the aggregate public offering price of the Shares sold in the Offering.

(e)                              The Advisor will reimburse HRC promptly after the Closing for up to $300,000.00 of reasonable and documented out-of-pocket expenses (including, travel, lodging, meals and legal fees) incurred in connection with the performance of its duties hereunder (“Reimbursable Expenses”).  Reimbursable Expenses shall not include any expenses for the chartering of planes, without the prior written consent of the Advisor, or any expenses incurred following the Closing of the Offering.

6.                                                      COMPLIANCE WITH THE FUND’S GOVERNING DOCUMENTS AND APPLICABLE LAW.  In all matters pertaining to the performance of this Agreement, HRC will act in accordance with the written disclosures of the Fund in its registration statement

(including the prospectus and any statement of additional information) and in any sales literature and advertising materials specifically approved by the Fund or the Advisor for use by HRC in connection with the performance of the Services provided by such parties hereunder. In providing the Services, HRC will conform to, and comply with, the requirements of the 1940 Act and the rules and regulations thereunder and all other applicable federal, state and foreign laws and regulations.

7.                                                      EXCLUSIVITY.  The services of HRC hereunder are not deemed to be exclusive, and HRC and its directors, officers, employees and affiliates may, without the prior written consent of the Advisor, render such services to others; except that from the date of the Fund’s preliminary prospectus made available to HRC in connection with the Offering through the closing of the Offering (including the expiration of any over-allotment option granted to the underwriters) (i) HRC will not launch, or aid in launching, in the public markets any other registered closed-end fund offering with an investment strategy similar to that of the Fund, without the prior written consent of the Advisor and (ii) HRC will make the Fund the sole focus of HRC’s marketing services for closed-end funds with an investment strategy of investing in MLPs and/or energy infrastructure securities.

8.                                                      LIMITATION OF LIABILITY AND INDEMNIFICATION OF HRC.

(a)                                 HRC will not be liable for any act or omission or for any error of judgment or for any loss suffered by the Advisor connection with the performance of the Services by HRC under this Agreement, except a loss directly or indirectly resulting from bad faith, gross negligence or willful misconduct on HRC’s part in the performance of its duties, from the reckless disregard by HRC of its duties under this Agreement or the material breach by HRC of any of HRC’s obligations, representations, warranties or covenants hereunder (“HRC Disabling Conduct”).

(b)                                 The Advisor agrees to indemnify, defend and hold harmless HRC, its officers, directors and agents, and any person who controls HRC within the meaning of Section 15 of the 1933 Act (collectively, “HRC Indemnified Persons”), against any and all claims, demands, liabilities and expenses (including the reasonable and documented out-of-pocket costs of investigating or defending such claims, demands or liabilities and any reasonable and documented out-of-pocket attorney’s fees for HRC incurred in connection therewith) that any HRC Indemnified Persons may incur arising out of or relating to: (i) the Advisor’s material breach of any of its obligations, representations, warranties or covenants contained in this Agreement; or (ii) the Advisor’s failure to comply with any applicable laws or regulations, but only to the extent that such claims, demands, liabilities and expenses do not arise out of or are not caused by HRC Disabling Conduct.

(c)                                  The foregoing agreements of indemnity shall be in addition to, and shall in no respect limit or restrict, any other remedies which may be available to an indemnified party.

9.                                                      LIMITATION OF LIABILITY AND INDEMNIFICATION OF THE ADVISOR.

(a)                                 The Advisor will not be liable for any act or omission or for any error of judgment or for any loss suffered by HRC in connection with the performance by the Advisor of its duties under this Agreement, except a loss directly or indirectly resulting from bad faith, gross negligence or willful misconduct on the Adviser’s part in the performance of its duties, from the reckless disregard by the Adviser of its duties under this Agreement or the material breach by the Adviser of any of the Adviser’s obligations, representations, warranties or covenants hereunder (“Advisor Disabling Conduct”).

(b)                                 HRC agrees to indemnify, defend and hold harmless the Advisor, its officers, directors and agents, and any person who controls the Advisor within the meaning of Section 15 of the 1933 Act (collectively, “Advisor Indemnified Persons”), against any and all claims, demands, liabilities and expenses (including the reasonable and documented out-of-pocket costs of investigating or defending such claims, demands or liabilities and any reasonable and documented out-of-pocket attorney’s fees for the Advisor incurred in connection therewith) that any Advisor Indemnified Persons may incur directly or indirectly resulting from (i) HRC’s Disabling Conduct or (ii) HRC’s failure to comply with any applicable laws or regulations, but only to the extent that such claims, demands, liabilities and expenses do not arise out of or are not caused by Advisor Disabling Conduct.

(c)                                  The foregoing agreements of indemnity shall be in addition to, and shall in no respect limit or restrict, any other remedies which may be available to an indemnified party.

10.                                               TERM; TERMINATION.

(a)                                 The term of this Agreement shall commence upon the Effective Date and, except for Sections 1 through 4, 6 and 7 which shall terminate upon completion of the Offering, shall be in effect for as long as the Advisor serves as investment advisor to the Fund or any successor in interest to the Fund resulting from a reorganization of the Fund or until such date as of which no additional fees shall be payable hereunder pursuant to Section 5.

(b)                                 In the event the Offering is not completed, this Agreement shall automatically terminate and HRC shall not receive any fees under this Agreement.

(c)                                  This Agreement may be terminated solely as follows:

(i)                                     By HRC in the event of a material breach of this Agreement by the Advisor that remains uncured for thirty (30) days following  written notice to the Advisor;

(ii)                                  By the Advisor in the event of a material breach of this Agreement by HRC that remains uncured for thirty (30) days following  written notice to HRC;

(iii)                               By the express written mutual agreement of the parties hereto.

(d)                                 Sections 8, 9 and 12 through 22 shall survive any termination of this Agreement.

11.                                               AMENDMENT OF THIS AGREEMENT. This Agreement may not be amended, supplemented or otherwise modified except by written agreement executed by all the parties hereto.

12.                                               CONFIDENTIALITY.

(a)                                 HRC and  Advisor each acknowledge that it may obtain certain confidential information of the other parties to this Agreement, or, in the case of HRC, of the Advisor and the Fund, during the performance of its duties under this Agreement and each party hereto agrees to treat all such confidential information as proprietary information of the applicable party and to keep such information confidential for one year following the Closing by using the same care and discretion it uses with respect to its own confidential information, property and trade secrets; provided, that a party may disclose confidential information if: (i) such disclosure is approved in writing by the applicable party from which the confidential information originates; or (ii) such disclosure is required by applicable laws, rules, and regulations (including disclosures required in any document filed, provided or furnished with or to the SEC, FINRA or other regulatory authority), or such disclosure is made in response to a valid request by a regulatory authority.

(b)                                 If a party to this Agreement is required or requested to disclose confidential information of the other party pursuant to Section 12(a)(ii) above, the disclosing party shall immediately notify the other party in order to provide the other party the opportunity to pursue such legal or other action as such parties may desire to prevent the release of such confidential information, and such disclosing party agrees to provide reasonable assistance to any party seeking to prevent the release of such confidential information, at the expense of the requesting party.

(c)                                  Each of HRC and the Advisor shall promptly notify the other party in writing of any unauthorized, negligent or inadvertent use or disclosure of such confidential information.

(d)                                 For purposes of this Agreement, “confidential information” does not include information which, without any breach of HRC or the Advisor of the foregoing: (i) is or becomes publicly available (other than in breach of this Agreement or a violation of a confidentiality obligation owed to a party hereto); (ii) is independently developed by HRC or the Advisor (as the case may be) outside the scope of this Agreement and without use of confidential information; or (iii) is rightfully obtained by HRC or the Advisor (as the case may be) from third-parties who have no duty of confidentiality to the Advisor or the Advisor, respectively. This Section shall continue in full force and effect notwithstanding the termination of this Agreement.

13.                                               NON-ASSIGNABILITY; CHOICE OF LAW; VENUE.

(a)                                 This agreement may not be assigned by either party without the prior written consent of the other party; provided, that this provision shall not prohibit any assignment of rights and obligations under this Agreement by a party hereto:

(i)                                     in combination with a merger, a consolidation, a transfer by operation of law or a sale of substantially all of its operating assets; or

(ii)                                  to an affiliate.

Subject to the foregoing, this Agreement shall extend to, be binding upon, and inure to the benefit of the parties hereto and their respective representatives, successors and assigns.  An assignment in violation of this provision shall be void ab initio.

(b)                                 The validity, construction, interpretation or performance of this agreement shall be governed by the laws of the State of Delaware applicable to contracts made and to be wholly performed within that State (excluding the law thereof that governs the application of or reference to the law of any other jurisdiction).

(c)                                  The parties agree that any dispute relating to or arising out of this Agreement or the interpretation or performance of this Agreement shall be submitted to arbitration in the City of New York under the auspices of Judicial Arbitration and Mediation Services (“JAMS”).  Each party will be responsible for its respective costs of any such arbitration, including forum fees and fees and expenses of legal counsel.

•                  THE PARTIES ACKNOWLEDGE THAT:

•                  BY CONSENTING TO ARBITRATION THE PARTIES ARE WAIVING ANY RIGHT TO TRIAL BY A JURY.

•                  DISCOVERY IN ARBITRATIONS MAY BE MORE LIMITED THAN IN COURT PROCEEDINGS.

•                  ARBITRATORS ARE NOT NECESSARILY BOUND BY RULES OF LAW IN MAKING AWARDS, AND ARE NOT NECESSARILY REQUIRED TO ISSUE A REASONED OPINION IN SUPPORT OF THEIR AWARDS.

•                  THERE IS ONLY A LIMITED RIGHT TO APPEAL FROM AN ADVERSE DECISION BY AN ARBITRATION PANEL.

(d)                                 Each party hereby irrevocably waives, to the fullest extent permitted by law, any objection that it may have, whether now or in the future, to the submission of disputes under this Agreement to arbitration in the City of New York under the auspices of JAMS and further waives any claim that any such submission has been made in an inconvenient forum, and each party hereby submits to such arbitration , and agrees that a final determination in any such proceeding shall be conclusive and may be enforced in any manner provided by applicable law.

14.                                               WAIVER OF JURY TRIAL.

EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT.

15.                                               BOOKS AND RECORDS.

(a)                                 HRC hereby agrees that any records which it may maintain for the Advisor at its request are the property of the Advisor and further agrees to surrender promptly to the Advisor any of such records upon request.

(b)                                 Each party to this Agreement agrees that the parties may furnish to legal and regulatory authorities having the requisite authority any information or reports in connection with Services that any such authority may request.  Subject to the proviso below, if the disclosing party is required or requested to provide any information or reports to regulatory authorities, the disclosing party shall immediately notify the other party in order to provide the other party the opportunity to pursue such legal or other action as it may desire to prevent the release of the information or reports; provided, that such notification by the disclosing party need not be made if prohibited by applicable law.

16.                                               THIRD-PARTY BENEFICIARIES. The understandings contained in this Agreement are for the sole benefit of the parties hereto and their respective successors and assigns and, except as specifically contemplated herein with respect to HRC Indemnified Persons and Advisor Indemnified Persons, shall not be construed as conferring, and are not intended to confer, any rights on any other persons.

17.                                               EXECUTION IN COUNTERPARTS.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against the party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as signatories.

18.                                               ENTIRE AGREEMENT. This Agreement contains the entire understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained.  The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.  This Agreement may not be modified or amended other than by an agreement in writing.

19.                                               WAIVERS. Neither the failure nor any delay on the part of any party to this Agreement to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and signed by the party asserted to have granted such waiver.

20.                                               CONSTRUCTION. The captions of this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

21.                                               SEVERABILITY. Every provision in the Agreement is intended to be severable, and if any term or provision hereof is held to be illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder hereof.

22.                                               NOTICES. All notices or other communications provided for herein shall be in writing and shall be deemed to have been duly given if delivered, personally or by facsimile transmittal (receipt confirmed), e-mailed with receipt acknowledged, or sent by reliable courier service for overnight delivery, to the party entitled to such notice by the other party to this Agreement.  Any notice shall be deemed given on the date it is received by the party to whom it is addressed.  As of the date of this Agreement, all correspondence shall be sent to the following addresses:

If to the Advisor, to:

Center Coast Capital Advisors, LP

Attn: Dan C. Tutcher

1100 Louisiana Street

Suite 5025

Houston, TX 77002

Phone: 713-759-1400

E-mail:

If to HRC, to:

HRC Fund Associates, LLC

Attn:  Timothy Reick

125 Maiden Lane

6th Floor

New York, NY  10038

Phone:  646-839-5542

Fax:

E-Mail:  treick@hrcfundassoc.com

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

CENTER COAST CAPITAL ADVISORS, LP

By:	/s/ Dan C. Tutcher
	Name:	Dan C. Tutcher
	Title:	Principal

HRC FUND ASSOCIATES, LLC

By:	/s/ Timothy Reick
	Name:	Timothy Reick
	Title:	Chief Executive Officer